Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC and Mediacom Broadband Corporation

Announce Redemption of 5 1⁄2% Notes Due 2021

Mediacom Park, NY – November 7, 2019 – Mediacom Broadband LLC and Mediacom Broadband Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation, today announced that they have called for redemption the entire remaining outstanding principal amount of their 5 1⁄2% Senior Notes due 2021 (the “Notes”). The redemption date for the Notes is December 9, 2019 (the “Redemption Date”). In accordance with the redemption provisions of the Notes and the related indenture, the Notes will be redeemed at a price equal to $1,000.00 for each $1,000 principal amount outstanding. The aggregate principal amount of Notes outstanding is $50 million, and the redemption price for all outstanding Notes to be redeemed is approximately $50 million. Accrued interest will be paid in the usual manner on the Redemption Date, and interest on the Notes will cease to accrue on and after the Redemption Date.

The Notes are to be surrendered to Delaware Trust Company, as paying agent. For information, call 1-877-374-6010.

This announcement does not constitute an offer to purchase or redeem the Notes.

About Mediacom Communications

Mediacom Communications Corporation is the 5th largest cable operator in the United States and the leading gigabit broadband provider to smaller markets primarily in the Midwest and Southeast. Through its fiber-rich network, Mediacom provides high-speed data, video and phone services to nearly 1.4 million households and businesses across 22 states. The company delivers scalable broadband solutions to commercial and public sector customers of all sizes through Mediacom Business, and sells advertising and production services under the OnMedia brand. More information about Mediacom is available at www.mediacomcable.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this press release and the other risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended December 31, 2018.

Contact:
Investor Relations	Media Relations
Jack P. Griffin	Thomas Larsen
Group Vice President,	Senior Vice President,
Corporate Finance	Government and Public Relations
(845) 443-2654	(845) 443-2754

Mediacom Communications Corporation

1 Mediacom Way • Mediacom Park, NY 10918 • 845-443-2600 • Fax 845-443-2639